FOR IMMEDIATE RELEASE

                        LOTTOWORLD, INC., ANNOUNCES
                   OTC BULLETIN BOARD MARKET TRADING AND
               CALIFORNIA LOTTERY MAGAZINE INVITATION TO BID

NAPLES, FLORIDA, June 18, 1997 -- LottoWorld, Inc. (LTTO), a leading publisher of lottery-related magazines, announced that beginning today, open market trading of its common stock will be conducted on the Over-the-Counter Bulletin Board Market and that its common stock will no longer be traded on the NASD SmallCap Market. The ticker symbol for the Company will remain LTTO.

Following last weeks announcement that its wholly owned subsidiary, Lottery Players Publishing Company, Inc., had signed an exclusive agreement with the Iowa Lottery to publish 300,000 copies per issue of a new magazine, the Iowa Lottery Players Digest, the Company reported that it has responded to a bid from the California Lottery to publish a minimum of 1,800,000 copies per month of a California Lottery Digest magazine under an exclusive contract. It is expected that the California Lottery will award this contract to the winning bidder within 90 days.

The Company also announced today that it is continuing to seek additional capital to fund current and future operations and that it is in the process of negotiating capital investments with several firms. The Company further reported that because it can not assure that a transaction will be completed that will continue every effort to conserve available capital.

CONTACT:   James   D.   Cullen,   Investor   Relations,    (941)   643-1677   or
           jcullen@coconet.com